UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

January 26, 2015

Date of Report

(Date of earliest event reported)

GENWORTH FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32195	80-0873306
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6620 West Broad Street, Richmond, VA	23230
(Address of principal executive offices)	(Zip Code)

(804) 281-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, on December 16, 2014, Leon E. Roday, 60, the Executive Vice President, General Counsel and Secretary of Genworth Financial, Inc. (the “Company”), notified the Company that he intended to retire from the Company during the first quarter of 2015, after more than 18 years of service to the Company and its predecessors. The Company and Mr. Roday have worked together to plan for the orderly transition of his role and responsibilities in connection with his retirement, including the expectation that Mr. Roday will continue to serve as a Company-designated director of Genworth MI Canada Inc., Genworth Mortgage Insurance Australia Limited, Financial Insurance Company Limited and Financial Assurance Company Limited for at least an additional year after his retirement. In connection with his continued service on each of these boards, the Company expects to pay Mr. Roday aggregate monthly cash payments of approximately $20,000.

In connection with the transition of Mr. Roday’s role, on January 26, 2015, Mr. Roday resigned as Executive Vice President, General Counsel and Secretary of the Company, and Ward E. Bobitz was appointed as Executive Vice President and General Counsel of the Company to replace Mr. Roday. Mr. Bobitz, who has most recently served as the Company’s Vice President and Deputy General Counsel – Regulatory, Transactions, and Litigation, has over 17 years of experience with the Company and its predecessors, serving in various management and legal capacities. Mr. Roday will remain as an employee of the Company until the end of February 2015, to facilitate the transition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENWORTH FINANCIAL, INC.

Date: January 28, 2015	By:	/s/ Michael S. Laming
Michael S. Laming
Executive Vice President – Human Resources

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